Exhibit D

EXECUTION VERSION

PURCHASE, SALE & CO-INVESTMENT AGREEMENT

BY AND AMONG

BLUEKNIGHT ENERGY HOLDING, INC.

and

CB-BLUEKNIGHT, LLC

DATED OCTOBER 21, 2010

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

1.1	Definitions	2
1.2	Certain Interpretive Matters	9

ARTICLE II PHASE I CLOSING		10

2.1	Global Agreement	10
2.2	Conditions to Phase I Closing Obligations of Vitol	10
2.3	Conditions to Phase I Closing Obligations of Charlesbank	11

ARTICLE III SECOND CLOSING		12

3.1	Purchase and Sale; Assignment and Assumption	12
3.2	Second Closing	12
3.3	Charlesbank Deliveries	12
3.4	Vitol Deliveries	13
3.5	Transfer Taxes	14

ARTICLE IV REPRESENTATIONS AND WARRANTIES		14

4.1	Representations and Warranties of Vitol	14
4.2	Representations and Warranties Regarding the Partnership Companies	17
4.3	Representations and Warranties of Charlesbank	18

ARTICLE V DISPOSITION OF SECURITIES		20

5.1	General Restriction on Dispositions; Termination of Restrictions	20
5.2	Permitted Common Unit Sales	22
5.3	Permitted Affiliate Transfers	22
5.4	Black-out Period	22
5.5	Other Dispositions after Black-out Period	22

ARTICLE VI COVENANTS		27

6.1	GP Top-Up	27
6.2	Mutual Action	27
6.3	Escrow Matters	28
6.4	New Initiatives	28
6.5	Consideration of Sale	29
6.6	Exercise of Registration Rights	29
6.7	Contribution of GP Units	29
6.8	Conduct of Business	29
6.9	Cooperation; Further Assurances	30
6.10	Press Releases	31
6.11	Notification of Certain Matters	31

ARTICLE VII INDEMNIFICATION		31

7.1	Survival	31
7.2	Indemnification	31
7.3	Indemnification Procedures	32
7.4	Limitations on Liability	33
7.5	Waiver of Other Representations	33
7.6	Purchase Price Adjustment	33

i

ARTICLE VIII TERMINATION		34

8.1	Termination	34
8.2	Effect of Termination	34

ARTICLE IX MISCELLANEOUS		35

9.1	Fees and Expenses	35
9.2	Entire Agreement; Third Party Beneficiaries	35
9.3	Successors	35
9.4	Assignments	35
9.5	Notices	35
9.6	Construction	36
9.7	Time	37
9.8	Counterparts	37
9.9	Amendments and Waivers	37
9.10	Headings	37
9.11	Governing Law	37
9.12	Severability	37
9.13	Incorporation of Exhibits	37
9.14	Remedies	37

Exhibit A	Form of Global Agreement
Exhibit B	Form of Amended Partnership Agreement
Exhibit C	Form of Convertible Debenture
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Restated GP Holdco LLC Agreement
Exhibit F	Form of Assignment and Assumption Agreement

ii

PURCHASE, SALE & CO-INVESTMENT AGREEMENT

This Purchase, Sale & Co-Investment Agreement (this “Agreement’) is entered into as of October 21, 2010, by and among Blueknight Energy Holding, Inc., a Delaware corporation (“Vitol”), and CB-Blueknight, LLC, a Delaware limited liability company (“Charlesbank”).

RECITALS:

WHEREAS, Vitol and Charlesbank are entering into this Agreement in contemplation of the execution and consummation by Vitol and Charlesbank of a Global Transaction Agreement, in the form attached hereto as Exhibit A with such changes as may be mutually agreed upon by the Parties (the “Global Agreement”) with Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company and general partner of the Partnership (the “General Partner”), pursuant to which such parties will consummate, among other things, the Phase I Transactions and Phase II Transactions (each as defined herein);

WHEREAS, in connection with execution of the Global Agreement, (i) the General Partner will enter into a Third Amended and Restated Agreement of Limited Partnership of the Partnership, in the form attached hereto as Exhibit B with such changes as may be mutually agreed upon by the Parties (the “Amended Partnership Agreement”), to, among other things, create a class of Series A Preferred Units representing limited partnership interests in the Partnership (“Preferred Units’’), (ii) the Partnership will issue and sell to each of Vitol and Charlesbank 10,769,231 of such Preferred Units (the “Purchased Preferred Units”) at a purchase price of $6.50 per unit, (iii) the Partnership will issue $25,000,000 Convertible Subordinated Debentures, in the form attached hereto as Exhibit C with such changes as may be mutually agreed upon by the Parties (the “Convertible Debentures”), to each of Vitol and Charlesbank, and (iv) the Partnership will enter into a Registration Rights Agreement, in the form attached hereto as Exhibit D with such changes as may be mutually agreed upon by the Parties (the “Registration Rights Agreement”), with each of Vitol and Charlesbank relating to the registration of Common Units in the Partnership issuable upon the conversion or exchange of certain Partnership securities;

WHEREAS, concurrently with the execution of this Agreement, Affiliates of each of Vitol and Charlesbank are delivering to Vitol and Charlesbank, respectively, a commitment letter providing for an equity commitment by each such Affiliate with respect to the financial obligations undertaken by Vitol and Charlesbank, respectively, in connection with the completion of the Phase I Transactions, the Second Closing (as defined herein) and the Phase II Transactions;

WHEREAS, Vitol owns 12,570,504 Subordinated Units representing limited partner interests in the Partnership (the “Subordinated Units”) and 100 units representing all of the limited liability company membership interests in the General Partner (the “GP Units”);

WHEREAS, in connection with the foregoing, at the Second Closing (as herein defined) Vitol desires to sell and transfer to Charlesbank, and Charlesbank desires to purchase from Vitol, 6,285,252 Subordinated Units (the “Purchased Subordinated Units”), for an aggregate purchase price of $30,000,000 (the “Subordinated Unit Purchase Price”), on the terms and conditions set forth herein;

WHEREAS, Vitol formed Blueknight GP Holding, LLC (“GP Holdco”) pursuant to a Certificate of Formation that was accepted for filing by the Secretary of State of the State of Delaware on October 13, 2010;

WHEREAS, prior to the Second Closing, Vitol will (i) contribute all the GP Units to GP Holdco in exchange for all of the limited liability company membership interests in GP Holdco (the “GP Holdco Units”), and (ii) execute a Limited Liability Company Operating Agreement of GP Holdco (the “Original GP Holdco LLC Agreement”);

WHEREAS, Vitol has certain rights and is subject to certain obligations (the “Escrow Rights and Obligations”) pursuant to that certain Escrow Agreement, entered into November 24, 2009, by and among Manchester Securities Corp., Vitol Inc. and JPMorgan Chase Bank, N.A. (the “Escrow Agreement”), which were previously assigned to Vitol by Vitol Inc.;

WHEREAS, in connection with the foregoing, at the Second Closing (i) Vitol desires to sell and transfer to Charlesbank, and Charlesbank desires to purchase from Vitol, 50% of the GP Holdco Units (the “Purchased GP Holdco Units” and together with the Purchased Subordinated Units, the “Purchased Units”) and (ii) Vitol desires to sell and assign to Charlesbank, and Charlesbank desires to purchase and assume from Vitol, a 50% undivided interest in the Escrow Rights and Obligations, for an aggregate purchase price of $19,602,622 (the “Escrow and GP Holdco Unit Purchase Price” and together with the Subordinated Unit Purchase Price, the “Purchase Price”);

WHEREAS, in connection with the foregoing, at the Second Closing Vitol and Charlesbank desire to amend and restate the Original GP Holdco LLC Agreement by entering into an Amended and Restated Limited Liability Company Agreement of GP Holdco, in the form attached as Exhibit E (the “Restated GP Holdco LLC Agreement’); and

WHEREAS, the Parties wish to set forth certain other agreements as provided herein.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that for purposes of this Agreement, the

General Partner, the Partnership and any of their respective Subsidiaries shall not be deemed to be Affiliates of any of the Parties hereto. For purposes of clarification only and without limiting the generality of the foregoing, in the case of Charlesbank, “Affiliate” also includes Charlesbank Capital Partners, LLC and any other Person that, directly or indirectly, is Controlled by or is under common Control with Charlesbank Capital Partners, LLC through one or more intermediaries or otherwise.

“Agreement” has the meaning given such term in the Preamble.

“Amended Partnership Agreement” has the meaning given such term in the Recitals.

“Ancillary Agreements” means the Global Agreement, Registration Rights Agreement, Restated GP Holdco LLC Agreement, Assignment and Assumption Agreement, and any other agreements, certificates or instruments contemplated by this Agreement.

“Assignment and Assumption Agreement” has the meaning given such term in Section 3.3(c).

“Business Day” means any day other than a Saturday, a Sunday, or a day when banks in New York, New York, Boston, Massachusetts, or Houston, Texas are authorized or required by applicable Law to be closed.

“Charlesbank” has the meaning given such term in the Preamble.

“Charlesbank Indemnified Parties” has the meaning given such term in Section 7.2(a).

“Claim Notice” has the meaning given such term in Section 7.3(a).

“Class Action Litigation” means all class action proceedings and litigation arising out of or in connection with the SemGroup, L.P. bankruptcy and the trading activities of SemGroup, L.P. and its management as conducted prior to the SemGroup, L.P. bankruptcy including the consolidated litigation titled In Re: SemGroup Energy Partners, L.P. Securities Litigation, Case No. 08-CV-425-GKF-PJC, and additional and supplemental litigation proceedings respecting or arising out of the same general subject matter of such proceedings; provided that any SEC investigations and grand jury proceedings relating thereto shall not be considered Class Action Litigation for the purposes of this definition.

“Common Unit” means a common unit representing a limited partner interest in the Partnership.

“Conflicts Committee” has the meaning given in the Global Agreement.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Convertible Debentures” has the meaning given such term in the Recitals.

“Covered Securities” means the MLP Securities, the GP Holdco Units and the DevelopmentCo Units.

“Delaware Act” means the Delaware Limited Liability Company Act (Delaware General Corporations Code Sections 18-101, et seq.), as it may be amended from time to time, and any corresponding provisions of succeeding law. All references in this Agreement to provisions of the Act shall be deemed to refer, if applicable, to their successor statutory provisions to the extent appropriate in light of the context herein in which such references are used.

“DevelopmentCo” has the meaning given such term in the Section 6.4.

“DevelopmentCo Units’’ means units of membership interest in DevelopmentCo, when, as, and if issued.

“Dispose,” “Disposing” or “Disposition” means, with respect to any asset (including a Covered Security or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of law.

“Encumbrance” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Environmental Law” means any applicable Law relating to the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et sea,, the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Escrow Agreement’’ has the meaning given such term in the Recitals.

“Escrow and GP Holdco Unit Purchase Price’’ has the meaning given such term in the Recitals.

“Escrow Rights and Obligations” has the meaning given such term in the Recitals.

“General Partner” has the meaning given such term in the Recitals.

“Global Agreement” has the meaning given such term in the Recitals.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi- governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority having competent jurisdiction.

“GP Holdco” has the meaning given such term in the Recitals.

“GP Holdco Units” has the meaning given such term in the Recitals.

“GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of December 1, 2009.

“GP Units” has the meaning given such term in the Recitals.

“IDRs” has the meaning given in the Global Agreement.

“Indemnification Rights” has the meaning given such term in Section 3.1(c).

“Indemnified Party” has the meaning given such term in Section 7.3(a).

“Indemnifying Party” has the meaning given such term in Section 7.3(a).

“IPO” means in initial public offering of membership interests in GP Holdco.

“Knowledge” as to Vitol means the actual knowledge of James C. Dyer, IV after due inquiry of Alex G. Stallings, Michael Cockrell and Jerry Parsons, and the actual knowledge of Javed Ahmed, Christopher G. Brown, and Miguel A. Loya.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now and hereinafter in effect.

“Losses” means all liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel).

“Material Adverse Effect” has the meaning given such term in the Global Agreement.

“MLP Securities” means Preferred Units, Subordinated Units, Convertible Debentures and Common Units.

“MLP Security Bundles” has the meaning given in Section 5.5(d).

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Securities and Exchange Act of 1934, as amended.

“New Credit Agreement” means the Credit Agreement, by and among the Partnership, the guarantors party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, J.P. Morgan Securities Inc., as Lead Arranger and Bookrunner, and the other lenders party thereto, to be entered into concurrently with the Phase I Closing.

“Offered Holdco Securities” has the meaning given in Section 5.5(c).

“Order” means any order, writ, injunction, decree, ruling, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Authority.

“Original GP Holdco LLC Agreement” has the meaning given such term in the Recitals.

“Original Vitol Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of October 7, 2009, by and among Manchester Securities Corp., Elliott Associates, L.P., Elliott International, L.P., Vitol Inc. (as predecessor in interest to Vitol), and Vitol Holding B.V.

“Partnership” has the meaning given such term in the Recitals.

“Partnership Acceptance” has the meaning given in Sections 5.5(c)(iii) or (d)(iii), as the context requires.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership as in effect as of the date hereof.

“Partnership Companies” means the Partnership, the General Partner, and their respective Subsidiaries.

“Party” means each of the signatories to this Agreement, except that, for purposes of Article V and Sections 6.1 through 6.6, inclusive, “Party” means each of Charlesbank and Vitol, or any Affiliate of either such Person who has acquired all the Covered Securities of any class or type held by such Person in a Permitted Affiliate Transfer, provided, that, for purposes of Article V, in the event that Covered Securities originally issued to a Party are held by multiple Persons as a result of one or more Permitted Affiliate Transfers, then (i) all such multiple Persons shall be considered a single “Party” and (ii) all notices shall be given by or to Charlesbank or Vitol, as applicable, on behalf of itself and all its relevant Affiliates.

“Permitted Affiliate Transfer” means a Disposition by a Party of all, but not less than all, of any class or type of its Covered Securities to an Affiliate of such Party in compliance with Sections 5.1(b) and (c).

“Permitted Affiliate Transferee” means an Affiliate of a Party to which Covered Securities have been transferred by such Party in a Permitted Affiliate Transfer.

“Permitted Common Unit Sale” means a Disposition by a Party in compliance with Section 5.1(c) in any calendar year of a number of Common Units (appropriately adjusted for unit splits, combinations, recapitalizations, distributions in the form of Common Units, or the like since the beginning of such calendar year) not exceeding five percent (or such greater percentage as the Parties may agree in writing) of the total number of Common Units outstanding (on a fully diluted, as converted basis with respect to any MLP Securities that are convertible or exchangeable into Common Units) as of the beginning of such calendar year.

“Person” means any individual or entity, including any firm, corporation, partnership (general or limited), limited liability company, trust, joint venture, Governmental Authority or other entity.

“Phase I Closing” has the meaning given such term in Section 2.1.

“Phase I Closing Date” has the meaning given such term in Section 2.1.

“Phase I Transactions” has the meaning given such term in the Global Agreement.

“Phase II Transactions” has the meaning given such term in the Global Agreement, and shall be deemed for purposes of this Agreement to include such changes as may be agreed by the Parties from time to time.

“Preferred Unit” has the meaning given such term in the Recitals.

“Purchased GP Holdco Units” has the meaning given such term in the Recitals.

“Purchased Preferred Units” has the meaning given such term in the Recitals.

“Purchased Subordinated Units” has the meaning given such term in the Recitals.

“Purchased Units” has the meaning given such term in the Recitals.

“Purchase Price” has the meaning given such term in the Recitals.

“Registration Rights Agreement” has the meaning given such term in the Recitals.

“Representative” shall mean with respect to a Person, its directors, managers, officers, members, partners, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Responding Party” has the meaning given in Section 5.5(c)(i) or (d)(i), as the context requires.

“Responding Party Acceptance” has the meaning given in Section 5.5(c)(ii) or (d)(ii), as the context requires.

“Restated GP Holdco LLC Agreement” has the meaning given such term in the Recitals.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means any report or other document of the Partnership filed with or furnished to the SEC since December 31, 2008 and prior to the date hereof, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010.

“Second Closing” has the meaning given such term in Section 3.2.

“Second Closing Date” has the meaning given such term in Section 3.2.

“Section 4.2 Material Adverse Effect” means any circumstance, change or effect that has a material adverse effect on the operations and business conducted by the Partnership

Companies; taken as a whole, or results of operations of the Partnership Companies, taken as a whole, but shall exclude any circumstance, change or effect resulting or arising from or relating to: (i) the United States or foreign economic, financial or geopolitical conditions or events in general; (ii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iii) changes in the capital markets generally; (iv) changes in applicable Law or generally accepted accounting principles of the United States, consistently applied; (v) changes in interest rates; (vi) seasonal reductions in revenues and/or earnings of the Partnership Companies in the ordinary course of their respective businesses; (vii) changes in the Partnership Companies’ industries in general; (viii) any actions taken by, or at the request of, Charlesbank after the date hereof that relate to, or affect, the operations and business of the Partnership Companies; or (ix) any disclosures to the extent contained in any SEC Report (excluding disclosures therein relating to the Class Action Litigation and any SEC investigations and grand jury proceedings relating thereto), filed prior to the date hereof. The Parties acknowledge that the mere existence of the Class Action Litigation or SEC investigations or grand jury proceedings relating thereto would not constitute a Section 4.2 Material Adverse Effect provided that new developments from and after the date hereof with respect to any of such matters could possibly result in a Section 4.2 Material Adverse Effect.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning given in Section 5.5(c)(i) or (d)(i), as the context requires.

“Seller’s Offer Notice” has the meaning given in Section 5.5(c)(i) or (d)(i), as the context requires.

“Subordinated Unit Purchase Price” has the meaning given such term in the Recitals.

“Subordinated Units” has the meaning given such term in the Recitals.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Third Party Claim” has the meaning given such term in Section 7.3(a).

“Vitol” has the meaning given such term in the Preamble.

“Vitol Indemnified Parties” has the meaning given such term in Section 7.2(b).

“Voting Support” by a Party with respect to a given action means that such Party will (i) appear at any equity holder meeting of GP Holdco, the General Partner, the Partnership or any of their respective Subsidiaries, as applicable, to consider such action or otherwise cause any Covered Securities or other securities in such entity beneficially owned by such Party as of the relevant time to be counted as present for purposes of calculating a quorum for such purpose, and respond to any other request by GP Holdco, the General Partner, the Partnership or any of the respective Subsidiaries, as applicable, for written consent, if any, with respect to such action (ii) vote, or cause to be voted, all Covered Securities or other securities in such entity beneficially owned by such Party (x) in favor of the approval of such action (whether or not recommended by the Conflicts Committee or any other Person), and (y) against any action or agreement that would reasonably be expected to interfere with, delay or attempt to discourage the consummation of such action, and (iii) cause the directors appointed by it (x) to the board of directors of GP Holdco, (y) to the board of directors of the General Partner pursuant to clauses (i) and (ii) of Section 7.11(a) of the Restated GP Holdco LLC Agreement, or (z) as a manager or director of any of their respective Subsidiaries, to appear at any board meeting of GP Holdco, the General Partner or such Subsidiary to consider such action and direct such directors to vote (A) in favor of the approval of such action (whether or not recommended by the Conflicts Committee or any other Person), and (B) against any action or agreement that would reasonably be expected to interfere with, delay or attempt to discourage the consummation of such action.

1.2	Certain Interpretive Matters. In this Agreement:

(a) any reference to a statute, regulation or Law will be deemed also to refer to any amendment thereto and all rules and regulations promulgated thereunder, unless the context expressly requires otherwise;

(b) any reference to an agreement, instrument or document will be deemed to refer to that agreement, instrument or document as amended, restated, supplemented and otherwise modified from time to time, unless the context expressly requires otherwise;

(c) the words “include,” “includes,” and “including” will be deemed to be followed by “without limitation”;

(d) examples will not be construed to limit, expressly or by implication, the matter they illustrate;

(e) any pronoun will include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs will include the plural and vice versa, unless the context otherwise expressly requires;

(f) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited;

(g) the term “cost” includes expense and the term “expense” includes cost;

(h) the headings and titles herein are for convenience only and will have no significance in the interpretation hereof;

(i) currency amounts referenced herein are in U.S. Dollars;

(j) unless the context otherwise requires or as otherwise provided herein, all references to time mean time in Houston, Texas;

(k) whenever this Agreement refers to a number of days, such number refers to calendar days unless Business Days are specified; and

(l) if a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb).

ARTICLE II

PHASE I CLOSING

2.1 Global Agreement. Each of Vitol and Charlesbank hereby agrees to execute and deliver the Global Agreement and to take such other actions as may be required by it under the Global Agreement to consummate the Phase I Transactions, including (i) the purchase by Vitol and Charlesbank, respectively, of the Convertible Debentures and the Purchased Partnership Units, (ii) the execution by Vitol and Charlesbank, respectively of the Registration Rights Agreement, and (iii) the execution by the General Partner of the Amended Partnership Agreement (collectively, the “Phase I Closing”), all on October 25, 2010 or such other date as the Parties may mutually agree (the “Phase I Closing Date”).

2.2 Conditions to Phase I Closing Obligations of Vitol. The obligation of Vitol to consummate the Phase I Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Vitol:

(a) delivery to Vitol of the Global Agreement, executed by an authorized officer of Charlesbank;

(b) delivery to Vitol of the Registration Rights Agreement, executed by an authorized officer of Charlesbank;

(c) each of the representations and warranties of Charlesbank contained in this Agreement shall, as of the date of this Agreement and as of the Phase I Closing Date, (i) if not qualified by materiality or material adverse effect, be true in all material respects and (ii) if so qualified be true in all respects, in each case as if made at and as of that time (provided that such representations and warranties that expressly address matters only as of a certain date need only be true in all material respects or be true in all respects (as applicable) as of such certain date);

(d) Charlesbank shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Phase I Closing Date;

(e) Charlesbank shall have delivered to Vitol a certificate dated as of the Phase I Closing Date certifying that the conditions specified in Sections 2.2(c) and (d) have been fulfilled;

(f) no Order of any nature issued by a court of competent jurisdiction restraining, prohibiting or affecting the Phase I Closing shall be in effect; and

(g) no Material Adverse Effect shall have occurred.

2.3 Conditions to Phase I Closing Obligations of Charlesbank. The obligation of Charlesbank to consummate the Phase I Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Charlesbank:

(a) delivery to Charlesbank of the Global Agreement, executed by an authorized officer of Vitol and by an authorized officer of the General Partner on its own behalf and on behalf of the Partnership;

(b) delivery to Charlesbank of the Registration Rights Agreement, executed by an authorized officer of Vitol and by an authorized officer of the General Partner on behalf of the Partnership;

(c) delivery to Charlesbank of the Amended Partnership Agreement, executed by an authorized officer of the General Partner;

(d) each of the representations and warranties of Vitol contained in this Agreement shall, as of the date of this Agreement and as of the Phase I Closing Date, (i) if not qualified by materiality, material adverse effect or Section 4.2 Material Adverse Effect, be true in all material respects and (ii) if so qualified be true in all respects, in each case as if made at and as of that time (provided that such representations and warranties that expressly address matters only as of a certain date need only be true in all material respects or be true in all respects (as applicable) as of such certain date);

(e) Vitol shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Phase I Closing Date;

(f) Vitol shall have delivered to Charlesbank a certificate dated as of the Phase I Closing Date certifying that the conditions specified in Sections 2.3(d) and (e) have been fulfilled;

(g) no Order of any nature issued by a court of competent jurisdiction restraining, prohibiting or affecting the Phase I Closing shall be in effect; and

(h) no Material Adverse Effect shall have occurred.

ARTICLE III

SECOND CLOSING

3.1 Purchase and Sale; Assignment and Assumption. On the Second Closing Date, and subject to the terms and conditions set forth in this Agreement:

(a) in consideration of the Subordinated Unit Purchase Price and the assignment of rights described in Section 3.1(c) below, Vitol agrees to sell to Charlesbank, and Charlesbank agrees to purchase from Vitol, the Purchased Subordinated Units, free and clear of any and all Encumbrances;

(b) in consideration of the Escrow and GP Holdco Unit Purchase Price and the assignment of rights described in Section 3.1(c) below, (i) Vitol agrees to sell to Charlesbank, and Charlesbank agrees to purchase from Vitol, the Purchased GP Holdco Units, and (ii) Vitol agrees to assign and sell to Charlesbank, and Charlesbank hereby agrees to purchase and assume from Vitol, a 50% undivided interest in the Escrow Rights and Obligations, each free and clear of any and all Encumbrances; and

(c) Vitol agrees to assign to Charlesbank the right to 50% of any proceeds received by Vitol (as assignee of Vitol Inc.) after the date hereof with respect to a successful claim for indemnification by Vitol under the Original Vitol Purchase Agreement (the “Indemnification Rights”).

3.2 Second Closing. The closing of the matters described in Section 3.1 above (the “Second Closing”) shall take place at 10:00 a.m. prevailing Eastern time on the date that is 11 Business Days after the Phase I Closing Date, or at such earlier time and place as may be agreed upon by Vitol and Charlesbank (the “Second Closing Date”) at the offices of Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, NW, Washington, DC 20004-2415; provided, that no Order of any nature issued by a court of competent jurisdiction restraining, prohibiting or affecting the transactions contemplated by this Agreement shall be in effect.

3.3 Charlesbank Deliveries. On the Second Closing Date, Charlesbank shall deliver to Vitol, and the obligation of Vitol to consummate the Second Closing shall be subject to the delivery of, the following:

(a) the Purchase Price by wire transfer of federal funds or other immediately available funds pursuant to written instructions provided by Vitol to an account identified to Charlesbank in writing by Vitol before the Second Closing Date;

(b) the Restated GP Holdco LLC Agreement, dated as of the Second Closing Date and executed by an authorized officer of Charlesbank;

(c) an assignment and assumption agreement, in the form attached as Exhibit F (the “Assignment and Assumption Agreement”), dated as of the Second Closing Date and executed by an authorized officer of Charlesbank; and

(d) a certificate, dated as of the Second Closing Date and executed by an authorized officer of Charlesbank certifying that (i) each of the representations and warranties of Charlesbank contained in this Agreement shall, as of the date of this Agreement and as of the Second Closing Date, (x) if not qualified by materiality or material adverse effect, be true in all material respects and (y) if so qualified be true in all respects, in each case as if made at and as of that time (provided that such representations and warranties that expressly address matters only as of a certain date need only be true in all material respects or be true in all respects (as applicable) as of such certain date), and (ii) Charlesbank performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Second Closing Date.

3.4 Vitol Deliveries. On the Second Closing Date, Vitol shall deliver to Charlesbank (unless otherwise stated), and the obligation of Charlesbank to consummate the transactions contemplated by this Agreement shall be subject to the delivery of, the following:

(a) certificates representing the Purchased Subordinated Units, duly endorsed (or accompanied by duly executed equity transfer forms), with any required transfer stamps affixed thereto;

(b) the Restated GP Holdco LLC Agreement, dated as of the Second Closing Date and executed by an authorized officer of Vitol;

(c) the Assignment and Assumption Agreement, dated as of the Second Closing Date and executed by an authorized officer of Vitol;

(d) a certificate, dated as of the Second Closing Date and executed by an authorized officer of Vitol certifying that (i) each of the representations and warranties of Vitol contained in this Agreement shall, as of the date of this Agreement and as of the Second Closing Date, (x) if not qualified by materiality, material adverse effect or Section 4.2 Material Adverse Effect, be true in all material respects and (y) if so qualified be true in all respects, in each case as if made at and as of that time (provided that such representations and warranties that expressly address matters only as of a certain date need only be true in all material respects or be true in all respects (as applicable) as of such certain date), and (ii) Vitol performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Second Closing Date;

(e) the written resignations from the board of directors of the General Partner of Javed Ahmed and Christopher G. Brown, such resignations to be effective on the Second Closing Date;

(f) a copy of resolutions electing Jon M. Biotti and Michael R. Eisenson to the board of directors of the General Partner, such elections to be effective on the Second Closing Date; and

(g) certificates from the Secretary of State of Delaware as to the legal existence and good standing of each of GP Holdco and the General Partner.

3.5 Transfer Taxes. All applicable sales and transfer Taxes due as a result of the transactions contemplated by this Agreement and filing, recording, registration, stamp, documentary and other Taxes and fees payable in connection with such transactions will be paid 50% by Charlesbank and 50% by Vitol.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Vitol. Vitol hereby represents and warrants to Charlesbank as follows:

(a) Organization, Standing and Authority. Vitol is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Vitol (i) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) and (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, have a material adverse effect on Vitol.

(b) Authority. This Agreement, the Ancillary Agreements and the other matters contemplated hereby and the consummation of the transactions contemplated hereby have been authorized by all necessary corporate action by Vitol. This Agreement has been duly executed and delivered and is a legal, valid and binding agreement of Vitol, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Upon execution of the Ancillary Agreements, such agreements will be valid and binding agreements of Vitol, enforceable in accordance with their terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(c) No Defaults or Conflicts. Except as would not have a material adverse effect on the ability of Vitol to enter into and perform its obligations under this Agreement and the Ancillary Agreements, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which Vitol is a party or by which it is subject or bound,

(ii) constitute a breach or violation of, or a default under the organizational agreements of Vitol, (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Vitol or (iv) result in the creation of any Encumbrance on the Purchased Units, the Escrow Rights and Obligations or the Indemnification Rights.

(d) Regulatory Approvals; Litigation. Except as would not have a material adverse effect on the ability of Vitol to enter into and perform its obligations under this Agreement and the Ancillary Agreements, there are no approvals of any Governmental Authority required to be obtained by Vitol to consummate the transactions contemplated by this Agreement. There are no lawsuits or actions pending before any Governmental Authority against Vitol or, to the Knowledge of Vitol, threatened against Vitol that would reasonably be expected to have a material and adverse impact on the ability of Vitol to perform its obligations under this Agreement and there are no unsatisfied judgments from any Governmental Authority binding upon Vitol that would reasonably be expected to have a material and adverse impact on the ability of Vitol to perform its obligations under this Agreement.

(e) Certain Fees. No fees or commissions are or will be payable by Vitol to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units, the Escrow Rights and Obligations, the Indemnification Rights or the consummation of the other transactions contemplated by this Agreement. Vitol agrees that it will indemnify and hold harmless Charlesbank from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by Vitol or alleged to have been incurred by Vitol in connection with the purchase of the Purchased Units, the Escrow Rights and Obligations, the Indemnification Rights or the consummation of the other transactions contemplated by this Agreement.

(f) Ownership of Units.

(i) As of the date hereof, Vitol is the sole record and beneficial owner of all right, title and interest in and to the Subordinated Units and the GP Units, each free and clear of all Encumbrances (except with respect to the Subordinated Units, the transfer restrictions imposed thereon by the Partnership Agreement, and with respect to the GP Units, the transfer restrictions imposed thereon by the GP LLC Agreement). As of the Second Closing Date, (x) without giving effect to the transactions to be consummated at the Second Closing, Vitol will be the sole record and beneficial owner of all right, title and interest in and to the Subordinated Units and the GP Holdco Units, and (y) GP Holdco will be the sole record and beneficial owner of all right, title and interest in and to the GP Units, in each case free and clear of all Encumbrances (except with respect to the Subordinated Units, the transfer restrictions imposed thereon by the Amended Partnership Agreement, and with respect to the GP Units, the transfer restrictions imposed thereon by the GP LLC Agreement). As of the Second Closing Date, all of the GP Holdco Units will be duly authorized, validly issued, fully paid and non-assessable (subject to Sections 18-607 and 18-804 of the Delaware Act), and

the issuance thereof will have been in compliance with all applicable Laws. In all material respects, the ownership of the Subordinated Units and GP Units by Vitol has been conducted in compliance with all applicable Laws. Except for the rights granted to Charlesbank in this Agreement, neither Vitol, the General Partner nor GP Holdco has granted to any Person any options, calls, warrants, commitments or rights of any character whatsoever to acquire any interest in the Subordinated Units, the GP Units or GP Holdco Units.

(ii) The General Partner has good title to, holds of record and owns beneficially a 1.9741% general partner interest in the Partnership (which represents all of the general partner interests in the Partnership) subject to completion by the General Partner of the “top-up” subscription procedure provided for in Section 5.2(c) of the Amended Partnership Agreement in connection with the issuance of Preferred Units pursuant to the Global Agreement and the IDRs (which represent all of the IDRs issued by the Partnership) free and clear of any Encumbrances (other than the transfer restrictions imposed thereon by the Partnership Agreement). The General Partner has full authority to manage the affairs of the Partnership in accordance with the terms of the Partnership Agreement and there are no agreements or arrangements existing which provide any rights, except as contemplated in the Restated GP Holdco LLC Agreement, (A) to any Person to designate the directors or managers of the General Partner, or (B) any Person other than the General Partner to manage and control the affairs of the Partnership.

(iii) Upon the Second Closing, Charlesbank will receive good and valid title to the Purchased Units free and clear of all Encumbrances (except (A) as created by or through Charlesbank, (B) with respect to the Subordinated Units, the transfer restrictions imposed thereon by the Amended Partnership Agreement, and (C) with respect to the GP Holdco Units, the transfer restrictions imposed thereon by the Restated GP Holdco LLC Agreement).

(iv) The Purchased GP Holdco Units represent 50% of the issued and outstanding limited liability company interests or other ownership interests in GP Holdco and the Purchased Subordinated Units represent 50% of the issued and outstanding Subordinated Units issued by the Partnership.

(v) There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities of the General Partner or GP Holdco, any other commitments or agreements providing for the issuance of additional equity interests or the repurchase or redemption of equity interests in the General Partner or GP Holdco, and there are no agreements of any kind which may obligate the General Partner or GP Holdco to issue, purchase, redeem or otherwise acquire any of their respective equity interests. Except as contemplated by this Agreement and the Restated GP Holdco LLC Agreement, there are no voting agreements, proxies or other similar agreements or understandings with respect to any of the Purchased Units.

(g) Financial Ability. As of the date hereof, Vitol has sufficient funds available to timely fund its obligations in connection with the Phase I Closing and to satisfy all of its other costs and expenses arising in connection with this Agreement.

4.2 Representations and Warranties Regarding the Partnership Companies. Except as disclosed in any SEC Report (including the financial statements contained therein), Vitol hereby represents and warrants to Charlesbank as follows:

(a) Organization of the Companies. Each of the Partnership Companies is duly incorporated, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization and has all requisite entity power and authority to own or lease its assets and to conduct its business as it is now being conducted.

(b) Absence of Certain Changes. To the Knowledge of Vitol, since November 25, 2009 there has not been any Section 4.2 Material Adverse Effect nor has there occurred any event, occurrence or development that would reasonably be expected to have a Section 4.2 Material Adverse Effect.

(c) Litigation. To the Knowledge of Vitol, (i) other than the Class Action Litigation there are no lawsuits or actions before any Governmental Authority pending or threatened by any Person against any of the Partnership Companies that would reasonably be expected to have a Section 4.2 Material Adverse Effect and (ii) there is no injunction, order or unsatisfied judgment from any Governmental Authority that would reasonably be expected to have a Section 4.2 Material Adverse Effect.

(d) Environmental Matters. To the Knowledge of Vitol and except as would not reasonably be expected to have a Section 4.2 Material Adverse Effect:

(i) the operations of the Partnership Companies are in compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all applicable Environmental Laws;

(ii) none of the Partnership Companies is the subject of any outstanding order or judgment or arbitration award from any Governmental Authority under any Environmental Laws requiring material remediation or the payment of a material fine or penalty; and

(iii) none of the Partnership Companies is subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law.

(e) No Known Liabilities. To the Knowledge of Vitol, or as could arise out of the Class Action Litigation or SEC investigations or grand jury proceedings relating thereto, none of the Partnership Companies has any pending or threatened claims, obligations or liabilities (other than obligations and liabilities incurred and arising in the ordinary course of business) which would individually or in the aggregate have a Section 4.2 Material Adverse Effect, provided, that Charlesbank acknowledges that Vitol cannot state with any certainty the ultimate impact of the Class Action Litigation on the General Partner or its Affiliates.

(f) Compensation Arrangements. To the Knowledge of Vitol, (i) except as set forth in the SEC Reports, there are no compensation arrangements which obligate the Partnership or the General Partner to pay, reimburse or provide compensation to, issue equity to or make payments to persons serving as executive officers or directors of (or for the benefit of) the Partnership or the General Partner and (ii) the transactions contemplated by this Agreement will not give rise to or result in any new compensation arrangements becoming effective with persons serving as executive officers or directors of (or for the benefit of) the Partnership or the General Partner or accelerate, vest, modify or otherwise impact the compensation or benefits payable under existing compensation arrangements afforded such persons.

4.3 Representations and Warranties of Charlesbank. Charlesbank hereby represents and warrants to Vitol as follows:

(a) Organization, Standing and Authority. Charlesbank is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) and (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, have a material adverse effect on Charlesbank,

(b) Authority. This Agreement, the Ancillary Agreements and the other matters contemplated hereby and the consummation of the transactions contemplated hereby have been authorized by all necessary limited liability company action by Charlesbank. This Agreement has been duly executed and delivered and is a legal, valid and binding agreement of Charlesbank, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Upon execution of the Ancillary Agreements, such agreements will be valid and binding agreements of Charlesbank, enforceable in accordance with their terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(c) No Defaults or Conflicts. Except as would not have a material adverse effect on the ability of Charlesbank to enter into and perform its obligations under this

Agreement, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which Charlesbank is a party or by which it is subject or bound, (ii) constitute a breach or violation of, or a default under the organizational agreements of Charlesbank, or (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Charlesbank.

(d) Regulatory Approvals; Litigation. Except as would not have a material adverse effect on the ability of Charlesbank to enter into and perform its obligations under this Agreement and the Ancillary Agreements, there are no approvals of any Governmental Authority required to be obtained by Charlesbank to consummate the transactions contemplated by this Agreement. There are no lawsuits or actions pending before any Governmental Authority against Charlesbank or, to the knowledge of Charlesbank, threatened against Charlesbank that would reasonably be expected to have a material and adverse impact on the ability of Charlesbank to perform its obligations under this Agreement and there are no unsatisfied judgments from any Governmental Authority binding upon Charlesbank that would reasonably be expected to have a material and adverse impact on the ability of Charlesbank to perform its obligations under this Agreement.

(e) Certain Fees. No fees or commissions are or will be payable by Charlesbank to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units, the Escrow Rights and Obligations, the Indemnification Rights or the consummation of the other transactions contemplated by this Agreement. Charlesbank agrees that it will indemnify and hold harmless Vitol from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by Charlesbank or alleged to have been incurred by Charlesbank in connection with the purchase of the Purchased Units, the Escrow Rights and Obligations, the Indemnification Rights or the consummation of the other transactions contemplated by this Agreement.

(f) Unregistered Securities. Charlesbank represents that:

(i) Investment. The Purchased Units are being acquired for its own account, not as a nominee or agent, and with no intention of distributing the Purchased Units or any part thereof, and Charlesbank has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States or any state, without prejudice, however, to Charlesbank’s right at all times to sell or otherwise dispose of all or any part of the Purchased Units under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If Charlesbank should in the future decide to dispose of any of the Purchased Units, Charlesbank understands and agrees (A) that it may do so only in compliance with Article V, (B) that it may do so only in compliance with the Securities Act and applicable state securities law, as then in effect, which may include a sale contemplated by any registration statement pursuant to which such securities are being offered, and (C) that stop-transfer instructions to that effect will be in effect with respect to such securities.

(ii) Nature of Purchaser. Charlesbank represents and warrants to, and covenants and agrees with, Vitol that, (A) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the SEC pursuant to the Securities Act and (B) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

(iii) Receipt of Information; Authorization. Charlesbank acknowledges that it has had access to the Partnership’s periodic filings with the SEC, including the Partnership’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports filed on Form 8-K.

(iv) Legend. It is understood that any certificates evidencing the Subordinated Units will bear the legend set forth in Section 4.8(f) of the Partnership Agreement.

(g) Financial Ability. As of the date hereof, Charlesbank has sufficient funds available to timely fund its obligations in connection with the Phase I Closing. As of the Second Closing Date, Charlesbank will have sufficient funds available to timely fund its obligations in connection with the Second Closing and satisfy all of its other costs and expenses arising in connection with this Agreement.

ARTICLE V

DISPOSITION OF SECURITIES

5.1 General Restriction on Dispositions; Termination of Restrictions.

(a) General Restriction. No Party shall make or commit to make any Disposition (directly or indirectly) of all or any part of the Covered Securities, or of any beneficial interest therein, now or hereafter owned by such Party, except as expressly permitted by and in accordance with the provisions of this Agreement. No Party shall engage in any transaction that would have the effect of indirectly violating the provisions of this Article V and no Party may cause or permit an equity interest in itself to be issued or transferred such that, after the issuance or transfer, it shall cease to be Controlled by an Affiliate of a Party.

(b) Joinder.

(i) Any Disposition of GP Holdco Units or DevelopmentCo Units (otherwise than to the Responding Party) pursuant to Section 5.5 shall be subject to the additional condition that the assignee shall consent in a writing reasonably satisfactory to the Responding Party to be bound by the terms of (A) the limited liability company agreement of GP Holdco or DevelopmentCo, as applicable, including the provisions of this Article V as incorporated by reference therein, (B) in the case of Dispositions of GP Holdco Units, the provisions of Section 6.1, and (C) to the extent applicable, Sections 6.2, 6.3, 6.4, 6.5 and 6.6.

(ii) Any disposition of MLP Securities by a Party to an Affiliate of such Party pursuant to this Article V shall be subject to the additional condition that the assignee shall consent in a writing reasonably satisfactory to the other Party to be bound by the terms of this Article V and, to the extent applicable, Sections 6.2, 6.3, 6.5 and 6.6.

(c) Securities Law and other Restrictions. Notwithstanding the other provisions of this Article V:

(i) any “transfer” as defined in the Amended Partnership Agreement of any MLP Securities shall be subject to the applicable provisions of the Amended Partnership Agreement;

(ii) no Disposition of any GP Holdco Units or DevelopmentCo Units shall be made if such Disposition would (x) violate the then-applicable federal or state securities Laws or rules and regulations of the SEC, any state securities commission or any other Governmental Authority with jurisdiction over such Disposition, (y) terminate the existence or qualification of GP Holdco or DevelopmentCo, as applicable, under the laws of the jurisdiction of its formation, or (z) cause GP Holdco or DevelopmentCo, as applicable, to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); and

(iii) no Disposition of any Covered Securities shall be made in violation of Partnership policies regarding insider trading of securities of the Partnership.

(d) Termination of Restrictions. The provisions of this Article V shall terminate with respect to MLP Securities on the first anniversary of the date on which either Party has Disposed of all of its GP Holdco Units (otherwise than to an Affiliate of such Party) in accordance with this Article V. To the extent neither Party has sold their DevelopmentCo Units pursuant to Section 5.5(c) the provisions of this Article V shall terminate with respect to DevelopmentCo Units on the second anniversary of the date on which either Party has Disposed of all of its GP Holdco Units (otherwise than to an Affiliate of such Party) in accordance with this Article V.

5.2 Permitted Common Unit Sales. Notwithstanding anything to the contrary contained in this Agreement, each Party may make Permitted Common Unit Sales at any time and from time to time on or after January 1, 2012 (or such earlier time(s) as the Parties agree in writing).

5.3 Permitted Affiliate Transfers. Notwithstanding anything to the contrary contained in this Agreement, each Party may make a Permitted Affiliate Transfer at any time and from time to time.

5.4 Black-out Period. Prior to January 1, 2016, except for Permitted Common Unit Sales and Permitted Affiliate Transfers, (a) neither Charlesbank nor any of its Affiliates may Dispose of any Covered Security without the prior written consent of Vitol and (b) neither Vitol nor any of its Affiliates may Dispose of any Covered Security without the prior written consent of Charlesbank.

5.5 Other Dispositions after Black-out Period.

(a) No Consent Requirement. On and after January 1, 2016, either Party may make a Disposition of Covered Securities in accordance with this Section 5.5 and Sections 5.1(b) and (c) without the consent of the other Party (and without limiting the right of any Party to make a Permitted Common Unit Sale or Permitted Affiliate Transfer without consent at any time and from time to time).

(b) No Disposition of MLP Securities prior to Disposition of GP Holdco Units. Neither Party may Dispose of any MLP Securities pursuant to this Section 5.5 unless prior to or concurrently with such Disposition (i) such Party Disposes of all of its GP Holdco Units in accordance with this Section 5.5 and Sections 5.1(b) and (c), (ii) such Party exchanges all such GP Holdco Units in accordance with Section 5.5(e) or (iii) an IPO of GP Holdco is consummated in accordance with Section 5.5(e).

(c) Right of First Offer – GP Holdco Units.

(i) At any time on or after January 1, 2016, either Party (a “Seller”) may notify the other Party (the “Responding Party”), with concurrent notice to the Partnership (such notices collectively, the “Seller’s Offer Notice”), of the Seller’s offer to Dispose of all (but not less than all) of its GP Holdco Units, and no other Covered Securities, except that such offer may at Seller’s option include all (but not less than all) of the Seller’s DevelopmentCo Units (collectively, the “Offered Holdco Securities”). The Seller’s Offer Notice shall include (x) the price and other material terms on which the Seller is willing to sell the Offered Holdco Securities and (y) a description of its intended method of marketing and selling the Offered Holdco Securities if such offer is not accepted in full by either the Responding Party or the Partnership or both (considered together for this purpose).

(ii) The Responding Party shall have 10 Business Days to notify the Seller whether it elects to purchase the Offered Holdco Securities in full pursuant to the terms and conditions set forth in the Seller’s Offer Notice (the “Responding

Party Acceptance”). The Disposition of the Offered Holdco Securities shall be consummated promptly after the Responding Party Acceptance is delivered to the Seller, but in any event no later than the 30th day following the end of such 10-Business Day election period, provided that if any material approval from a Governmental Authority (including the expiration of any applicable waiting periods under the Hart-Scott-Rodino Improvements Act of 1976, as amended) is required for the consummation of such transaction, the Disposition shall occur no later than the 5th Business Day following the receipt of such material approval.

(iii) If the Responding Party fails to elect to purchase the Offered Holdco Securities in full within the 10-Business Day election period specified in Section 5.5(c)(ii) (or fails to consummate the purchase of all the Offered Holdco Securities within the second period specified in Section 5.5(c)(ii), due to a default by the Responding Party), the Seller shall so notify the Partnership. The Partnership shall have an additional period of 5 Business Days from the date of its receipt of the Seller’s notice pursuant to this Section 5.5(c)(iii) to notify the Seller whether it elects to purchase all of the Offered Holdco Securities pursuant to the terms and conditions set forth in the Seller’s notice (the “Partnership Acceptance”). The Disposition of the Offered Holdco Securities shall be consummated promptly after the Partnership Acceptance is delivered to the Seller, but in any event within 10 Business Days after the end of such 5-Business Day election period.

(iv) If the Responding Party and the Partnership, collectively, fail to exercise their options set forth in this Section 5.5(c) with respect to the Offered Holdco Securities, then, subject to Sections 5.1(b) and (c), the Seller shall have the right, for a period of 180 days from the expiration of the additional period provided for in Section 5.5(c)(iii), to consummate the Disposition of all (but not less than all) the Offered Holdco Securities to one or more third parties on terms no less favorable to the Seller than those set forth in the Seller’s Offer Notice (except as to price, which must be at least equal to 95% of the price stated in such notice).

(v) If the Seller fails to consummate the Disposition to one or more third parties of all the Offered Holdco Securities within the 180-day period set forth in Section 5.5(c)(iv), any subsequent proposal to Dispose of such Offered Holdco Securities shall be conducted in accordance with all of the procedures set forth in this Section 5.5(c) but the Seller shall not again initiate the right of first offer process provided for in this Section 5.5(c) until 450 days have elapsed since the expiration of all election periods of the Partnership and the Responding Party under Section 5.5(c)(ii) and (iii). Nothing in this Section 5.5(c)(v) shall limit the Seller’s rights under Section 5.5(e).

(vi) If the Seller does not elect to offer its DevelopmentCo Units in conjunction with its offer of GP Holdco Units pursuant to Section 5.5(c)(i), and subsequently Disposes of its GP Holdco Units in accordance with this Section 5.5, then the Seller may, subject to Section 5.1(b), Dispose of all but not less than all of its DevelopmentCo Units in accordance with the terms of the right of first offer process specified in Sections 5.5(c)(i) through (iv), inclusive, as if such DevelopmentCo Units were the Offered Holdco Securities referred to therein.

(d) Right of First Offer – MLP Securities.

(i) At any time on or after January 1, 2016, either Party (a “Seller”) may notify the other Party (the “Responding Party”), with concurrent notice to the Partnership (such notices collectively, the “Seller’s Offer Notice”), of the Seller’s offer to Dispose of any or all of its MLP Securities (the “Offered MLP Securities”). The Seller’s Offer Notice shall include (x) the price and other material terms on which the Seller is willing to sell the Offered MLP Securities and (y) a description of its intended method of marketing and selling the Offered MLP Securities if such offer is not accepted in full by either the Responding Party or the Partnership or both (considered together for this purpose). Such offer may at the Seller’s option be subdivided into two or more bundles, each consisting of all or portions of one or more classes or types of MLP Securities, with a stated price for each bundle (“MLP Security Bundles”). By way of example only, some or all of a Party’s Common Units and Preferred Units may be offered in a single bundle and some or all of a Party’s Subordinated Units may be offered as a separate bundle, with a stated price for each such bundle, or all offered Covered Securities may be may be bundled together in a single offer at a single stated price.

(ii) The Responding Party shall have 10 Business Days to notify the Seller whether it elects to purchase the Offered MLP Securities in full pursuant to the terms and conditions set forth in the Seller’s Offer Notice or, if the offer by the Seller includes MLP Security Bundles, whether it elects to purchase one or more specified MLP Security Bundles included in such offer pursuant to the terms and conditions set forth in the Seller’s Offer Notice (the “Responding Party Acceptance”). The Disposition provided for in the Responding Party Acceptance (whether it applies to the Seller’s offer in full or (if applicable) only to one or more MLP Security Bundles included in such offer) shall be consummated promptly after the Responding Party Acceptance is delivered to the Seller, but in any event no later than the 30th day following the end of such 10-Business Day election period, provided that if any material approval from a Governmental Authority (including the expiration of any applicable waiting periods under the Hart-Scott-Rodino Improvements Act of 1976, as amended) is required for the consummation of such transaction, the Disposition shall occur no later than the 5th Business Day following the receipt of such material approval.

(iii) If the Responding Party fails to elect to purchase the Offered MLP Securities in full within the 10-Business Day election period specified in Section 5.5(d)(ii) (or fails to consummate the purchase of all the MLP Securities that were the subject of the Responding Party Acceptance within the second period specified in Section 5.5(d)(ii), due to a default by the Responding Party), the Seller shall so notify the Partnership. The Partnership shall have an additional period of 5 Business Days from the date of its receipt of the Seller’s notice pursuant to this Section 5.5(d)(iii) to notify the Seller whether it elects to purchase the Offered MLP Securities in full or, if the offer by the Seller includes MLP Security Bundles, whether it elects to purchase one or more specified MLP Security Bundles included in such offer to the extent not covered by the Responding Party Acceptance or, if so covered, to the extent the purchase of the Offered MLP Securities subject thereto was not consummated within the second period specified in Section 5.5(d)(ii), in either case pursuant to the terms and conditions set forth in the Seller’s notice (the “Partnership Acceptance”). The Disposition of Offered MLP Securities provided for in the Partnership Acceptance (whether it applies to the Seller’s offer in full or (if applicable) only to one or more MLP Security Bundles included therein) shall be consummated promptly after the Partnership Acceptance is delivered to the Seller, but in any event within 10 Business Days after the end of such 5-Business Day election period.

(iv) If the Responding Party and the Partnership, collectively, fail to exercise their options set forth in this Section 5.5(d) with respect to the Offered MLP Securities in full, then, subject to Sections 5.5(b) and Sections 5.1(b) and (c), the Seller shall have the right, for a period of 180 days from the expiration of the additional period provided for in Section 5.5(d)(iii), to consummate the Disposition of the Offered MLP Securities (to the extent not covered by the Responding Party Acceptance or the Partnership Acceptance) to one or more third parties on terms no less favorable to the Seller than those included in the Seller’s Offer Notice (except as to price, which must be at least equal to 95% of the price stated in such notice), provided that, subject to such permitted price variation, if such offer in the Seller’s Offer Notice includes any MLP Security Bundles, they must be Disposed of as such on the same terms presented to the Responding Party and the Partnership. Notwithstanding the foregoing provisions of this Section 5.5(d)(iv), but subject to Sections 5.1(c) and 5.5(b), any of such Offered MLP Securities that are listed on a National Securities Exchange may be sold on such exchange at the then-prevailing market price on such exchange.

(v) If the Seller fails to consummate the Disposition to one or more third parties of all Offered MLP Securities (to the extent not sold to the Responding Party or the Partnership) within the 180-day period set forth in Section 5.5(d)(iv), any subsequent proposal to Dispose of such Offered MLP Securities shall be conducted in accordance with all of the procedures set forth in this Section 5.5(d). Notwithstanding the foregoing provisions of this Section 5.5(d)(v), but subject to Sections 5.1(c) and 5.5(b), any of such Offered MLP Securities that are listed on a National Securities Exchange may be sold on such exchange at the then-prevailing market price on such exchange.

(e) Alternative Actions with Respect to GP Holdco. As an alternative to a third party sale of GP Holdco Units pursuant to Section 5.5(c) if the offer of the Offered Holdco Securities is not accepted by the Responding Party or the Partnership, the Seller may, at its option, exercisable by notice to the Responding Party within 90 days from the expiration of the additional period provided for in Section 5.5(c)(iii), initiate (i) an IPO of

GP Holdco or (ii) subject to the Conflicts Committee’s approval of the valuation of the Common Units, (A) an exchange of 50% of the IDRs held by the General Partner or (B) an exchange of the GP Holdco Units held by the Seller, in either case for Common Units (and in the case of an exchange of IDRs, followed by a series of redemptions resulting in the redemption of the Seller’s GP Holdco Units in exchange for such Common Units). For purposes of an exchange contemplated by clause (ii) of the first sentence of this Section 5.5(e), the terms shall include the following valuation procedures: Each of the Seller and the Conflicts Committee would obtain a valuation of the IDRs or GP Holdco Units, as applicable, from an investment bank or other valuation firm of national standing, and the conversion price would be (1) the midpoint if such valuations differ by 20% or less, or (2) if such valuations differ by more than 20%, such valuators would pick a third investment bank or other valuation firm of national standing, who would conduct its own valuation, which must be no less than the lower of nor greater than the higher of the first two valuations, and such third valuation would binding on the Parties and the Partnership.

If the Seller elects one of the courses of action described in this Section 5.5(e), the Parties will cooperate in good faith and provide Voting Support with respect to the course of action so elected; provided, that if either Party or the Conflicts Committee requests a fairness opinion from an investment bank or other valuation firm with respect to an exchange provided for in clause (ii) of the first sentence of this Section 5.5(e), then the obligation of the Parties to provide Voting Support with respect to such exchange shall be conditioned upon the receipt by the board of directors of the General Partner of such fairness opinion reasonably acceptable to it.

(f) If Phase II Transactions Not Consummated. If the Phase II Transactions have not been consummated prior to January 1, 2016, then:

(i) The Parties will discuss during January 2016 possible joint action with respect to the Partnership and their investments in the Covered Securities.

(ii) Unless the Parties otherwise agree on joint action during January 2016, then at any time thereafter, if either party initiates the right of first offer process as the Seller with respect to all of its Covered Securities concurrently in accordance with Sections 5.5(c) and (d), and the Partnership and the Responding Party (considered together for this purpose) do not accept the offers for the Offered Holdco Securities and the Offered MLP Securities in full, then the Seller may, at its option, (A) elect to initiate the sale of the Partnership at a price that would yield to the Responding Party (assuming for this purpose a liquidation of the General Partner and GP Holdco) aggregate proceeds which, on a per-unit basis, are not less than the per- unit price stated in the Seller’s Offer Notices required pursuant to Sections 5.5(c)(i) and (d)(i) in connection with such right of first offer process or (B) initiate (1) an IPO of GP Holdco, or (2) (x) an exchange of 50% of the IDRs held by the General Partner or (y) an exchange of the GP Holdco Units held by the Seller, in either case for Common Units (and in the case of an exchange of IDRs, followed by a series of redemptions resulting in the redemption of the Seller’s GP Holdco Units in exchange for such Common

Units). For purposes of an exchange contemplated by clause (2) of the immediately preceding sentence, the valuation procedures proposed to the Conflicts Committee shall be as set forth in Section 5.5(e). The parties will cooperate in good faith and provide Voting Support with respect to any such election; provided, that if either Party or the Conflicts Committee requests a fairness opinion from an investment bank or other valuation firm with respect to such exchange, then the obligation of the Parties to provide Voting Support with respect to such exchange shall be conditioned upon the receipt by the board of directors of the General Partner of such fairness opinion reasonably acceptable to it. Notwithstanding the foregoing provisions of this Section 5.5(f)(ii), but subject to Sections 5.1(c) and 5.5(b), any of such Offered MLP Securities that are listed on a National Securities Exchange may be sold on such exchange at the then-prevailing market price on such exchange.

ARTICLE VI

COVENANTS

6.1 GP Top-Up.

(a) At the Second Closing, each of Vitol and Charlesbank shall (i) contribute to GP Holdco 50% of the aggregate capital that may be required by the General Partner in connection with its obligation to purchase additional GP Units under the Global Agreement to maintain its then-current general partnership interest in the Partnership, and (ii) cause GP Holdco to contribute such amounts to the General Partner.

(b) From and after the Second Closing Date, so long as each of the Parties continues to hold any GP Holdco Units, the Parties shall cause GP Holdco to cause the General Partner to trigger the GP top-up procedures as and when permitted pursuant to Section 5.2 of the Amended Partnership Agreement (or any successor provision thereof). In connection therewith, each of the Parties shall (i) contribute to GP Holdco 50% of the aggregate capital that may be required by the General Partner in connection therewith, and (ii) cause GP Holdco to contribute such amounts to the General Partner.

6.2 Mutual Action.

(a) From and after the Phase I Closing Date, in the event any action is required by, or any other matter arises relating to the rights or obligations of, any holder under the Convertible Debentures, Vitol and Charlesbank (and their respective Permitted Affiliate Transferees) shall only take such action as they shall mutually agree.

(b) From and after the Second Closing Date, in the event any action is required by, or any other matter arises relating to the rights or obligations of, “Buyer” (as defined in the Escrow Agreement) under the Escrow Agreement, Vitol and Charlesbank (and their respective Permitted Affiliate Transferees) shall only take such action as they shall mutually agree.

(c) From and after the Second Closing Date, in the event any action is required by, or any other matter arises relating to the rights or obligations of, “Buyer” (as defined in the Original Vitol Purchase Agreement) under the Original Vitol Purchase Agreement, Vitol and Charlesbank (and their respective Permitted Affiliate Transferees) shall only take such action as they shall mutually agree.

(d) From and after the Phase I Closing Date, in the event any decision is required of Vitol and Charlesbank as “Purchasers” under the Global Agreement (including but not limited to (i) whether to extend the Rights Offering Expiration Time (as defined in the Global Agreement) by more than 30 days if so requested by the conflicts committee of the board of directors of the General Partner, (ii) whether to consent to a request by the Partnership to postpone or adjourn the Unitholder Meeting past the Termination Date (each as defined in the Global Agreement) pursuant to Section 3.1 of the Global Agreement, (iii) whether to terminate the Global Agreement pursuant to Section 7.1(b) or (c) therein, or (iv) whether to change any of the Unitholder Proposals (as defined in the Global Agreement)), Vitol and Charlesbank (and their respective Permitted Affiliate Transferees) shall only take such action as they shall mutually agree.

(e) From and after the Phase I Closing Date, so long as each of the Parties continues to hold any GP Holdco Units, in the event any preemptive rights of the General Partner become exercisable by the General Partner pursuant to Section 5.8 of the Amended Partnership Agreement (or any successor provision thereof), Vitol and Charlesbank (and their respective Permitted Affiliate Transferees) shall only cause the General Partner to exercise such rights as they shall mutually agree; provided, that at the request of either Party, the Parties shall negotiate in good faith with respect to any assignment of such preemptive rights (in whole or in part) to one or more Affiliates of the General Partner as contemplated by such Section 5.8 of the Amended Partnership Agreement (or any successor provision thereof), and any preemptive rights so assigned by the General Partner may be exercised by the assignee Affiliate(s) without further consent of either Party.

6.3 Escrow Matters. Promptly following the Second Closing Date, Vitol and Charlesbank shall notify JPMorgan Chase Bank, N.A., as escrow agent under the Escrow Agreement, of the assignment from Vitol to Charlesbank of a 50% undivided interest in the Escrow Rights and Obligations, and instruct the escrow agent that any amounts distributable to Vitol under the Escrow Agreement shall instead be disbursed 50% each to Vitol and Charlesbank. Vitol and Charlesbank (and their respective Permitted Affiliate Transferees) shall take all commercially reasonable actions in order to ensure that all amounts paid to “Buyer” (as defined in the Escrow Agreement) under the Escrow Agreement shall be disbursed 50% each to Vitol and Charlesbank.

6.4 New Initiatives.

(a) Promptly following the Second Closing Date, Vitol and Charlesbank, and their respective Affiliates, shall each use their commercially reasonable efforts in good faith to establish a new entity (“DevelopmentCo”) for the development and funding of new projects as mutually determined by the Parties. Initially, DevelopmentCo’s primary business activities shall be greenfield development projects, with an expectation of selling each project to the Partnership at such time as such projects become cash flow positive; however, the Parties may revise or expand this purpose from time to time by mutual agreement.

(b) From and after the Second Closing, each of Vitol and its Affiliates, on the one hand, and Charlesbank and its Affiliates, on the other hand, shall be responsible for. 50% of the capital necessary for projects that are mutually approved by such parties, so long as they continue to hold DevelopmentCo Units. Any equity of DevelopmentCo owned by the Parties or their respective Affiliates shall be subject to the restrictions on transfer set forth in Article V herein.

(c) In connection with the formation of DevelopmentCo, Vitol and Charlesbank (or their respective Affiliates, as applicable) shall execute a limited liability company agreement (or other similar agreement) substantially similar as the Restated GP Holdco LLC Agreement, including but not limited to the governance provisions set forth therein.

(d) For the avoidance of doubt, in the event a project proposed to DevelopmentCo (whether by Vitol, Charlesbank, the Partnership or otherwise) is approved by one Party (or its Affiliates) for development in DevelopmentCo and such proposal is not approved by the other Party (or its Affiliates) within 30 days, nothing in this Section 6.4 shall in any way restrict the approving Party (or its Affiliates) from developing and/or funding such project outside of DevelopmentCo.

6.5 Consideration of Sale. From and after January 1, 2012, if and so long as the Phase II Transactions have not been completed, each year representatives of the Parties shall meet to conduct an economic assessment of a sale or liquidation of the Partnership. Such meeting shall be convened at a time and place mutually agreeable to each Party’s representatives.

6.6 Exercise of Registration Rights. If any Party (a) exercises its registration rights under the Registration Rights Agreement or (b) desires to exercise any registration rights under the Amended Partnership Agreement, the non-exercising Party will cooperate in good faith with respect to any such registration demand, including, without limitation, providing Voting Support.

6.7 Contribution of GP Units. Prior to the Second Closing, Vitol will (a) contribute all of the GP Units to GP Holdco, free and clear of any and all Encumbrances, in exchange for all the units of limited liability membership interest in GP Holdco, free and clear of any and all Encumbrances, and (b) execute the Original GP Holdco LLC Agreement as the sole member of GP Holdco.

6.8 Conduct of Business. From the date of execution of this Agreement until the Second Closing, Vitol covenants and agrees that, unless Charlesbank otherwise agrees in writing, and except as otherwise contemplated by the Global Agreement or this Agreement, Vitol shall cause GP Holdco, the General Partner, the Partnership and their respective Subsidiaries to operate in the usual and ordinary course of business consistent with past practices and shall not permit GP Holdco, the General Partner, the Partnership or any of their respective Subsidiaries to:

(a) amend any of their respective organizational documents;

(b) sell, assign, transfer, lease or otherwise dispose of any assets other than in the ordinary course of business consistent with past practices;

(c) amend or modify in any respect, the provisions of the New Credit Agreement or any other agreement evidencing indebtedness of any such entity;

(d) merge or consolidate with, or purchase any material assets or business of, or equity interest in, or make an investment in any Person (other than extensions of credit to customers in the ordinary course of business);

(e) issue, sell or otherwise dispose of, or grant any Encumbrance with respect to, any equity interests, notes, bonds or other securities of such entity or any option, warrant or right to acquire same other than as contemplated by the Global Agreement or this Agreement or borrowings in the ordinary course under the New Credit Agreement;

(f) (i) redeem, purchase or acquire, or offer to purchase or acquire, any of their outstanding securities, (ii) effect any reorganization or recapitalization, (iii) split, combine or reclassify any of the their securities, or (iv) declare, set aside or pay any dividend or other distribution in respect of its equity securities;

(g) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(h) enter into, assume, amend, modify, cancel, waive, assign any material rights or obligations under, or otherwise change in any material respect, any material contract other than in the ordinary course of business consistent with past practices;

(i) terminate the employment of any executive office or key manager of any of the Partnership Companies other than for cause; or

(j) approve or enter into any transactions or agreements or take any other actions which would require joint approval of Vitol and Charlesbank after the Second Closing.

6.9 Cooperation; Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to enable consummation of the matters contemplated hereby, including obtaining any third party approval that is required to be obtained by the Party in connection with the transactions contemplated hereby and the other matters contemplated by this Agreement, and using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the matters contemplated hereby, and using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the matters contemplated hereby or seeking material damages, and each Party will cooperate fully with the other Parties to that end, and will furnish to the other Parties copies of all correspondence, filings and communications between it and its Affiliates, on the one hand, and any Governmental Authority, on the other hand, with respect to the matters contemplated hereby. From and after the date hereof, the Parties will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

6.10 Press Releases. No Party will, without the prior approval of the other Parties hereto, issue any press release or written statement for general circulation relating to the matters contemplated hereby, except as otherwise required by applicable Law, in which case the Party making such disclosure will consult with the other applicable Parties before issuing any such press release or written statement.

6.11 Notification of Certain Matters. Each Party hereto will give prompt notice to the other Parties of any fact, event or circumstance known to it that would, or is reasonably likely to, cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

ARTICLE VII

INDEMNIFICATION

7.1 Survival. All representations and warranties of Vitol and Charlesbank contained in this Agreement shall survive the Phase I Closing and Second Closing indefinitely, except that the representations and warranties set forth in Section 4.2 shall survive the Phase I Closing and Second Closing through the last day of the twelfth month following the Second Closing Date. No Party shall have any liability for indemnification claims made under this Article VII with respect to any such representation or warranty unless a Claim Notice (as provided in Sections 7.3(a) or (d) as applicable) is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation or warranty. If such Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation or warranty, then the applicable representation or warranty shall survive as to such claim, until such claim has been finally resolved.

7.2 Indemnification.

(a) Subject to the provisions of this Article VII, from and after the date hereof, Vitol shall indemnify and hold harmless Charlesbank, Charlesbank’s Affiliates and their respective Representatives (the “Charlesbank Indemnified Parties”) from and against all Losses that the Charlesbank Indemnified Parties incur arising from any breach of any representation, warranty or covenant of Vitol in this Agreement. Except in the case of fraud, the rights of Charlesbank hereunder shall be the exclusive rights and remedies available to Charlesbank with respect to claims for breaches of any representation, warranty or covenant of Vitol in this Agreement.

(b) Subject to the provisions of this Article VII, from and after the date hereof, Charlesbank shall indemnify and hold harmless Vitol, Vitol’s Affiliates and their respective Representatives (the “Vitol Indemnified Parties”) from and against all Losses that the Vitol Indemnified Parties incur arising from or out of any breach of any representation, warranty or covenant of Charlesbank in this Agreement. Except in the case of fraud, the rights of Vitol hereunder shall be the exclusive rights and remedies available to Vitol with respect to claims for breaches of any representation, warranty or covenant of Charlesbank in this Agreement.

7.3 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) Any Charlesbank Indemnified Party or Vitol Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 7.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnified Party to dispute whether such claim is an identifiable Loss under this Article VII), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 7.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 7.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable out-of-pocket cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Subject to the other provisions of this Article VII, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

(e) In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article VII, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.

7.4 Limitations on Liability. Except in the case of fraud, Vitol’s aggregate liability arising out of or relating to Section 7.2(a) shall not exceed the Purchase Price.

7.5 Waiver of Other Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF VITOL OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED UNITS, THE PARTNERSHIP COMPANIES, THEIR ASSETS, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT.

7.6 Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this Article VII as adjustments to the Purchase Price for tax purposes.

ARTICLE VIII

TERMINATION

8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby that have not been consummated prior to such termination may be abandoned:

(a) by the mutual consent of each of the Parties in a written instrument;

(b) by either Vitol or Charlesbank if (i) the Phase I Closing shall not have been consummated by 11:59 p.m., prevailing Eastern time, on the date that is 30 days from the date hereof, or (ii) the Second Closing shall not have been consummated by 11:59 p.m., prevailing Eastern time, on the date that is 30 days from the Phase I Closing Date; provided, that such Party (x) has not materially breached any of its representations and warranties set forth in this Agreement or any Ancillary Agreement, and (y) has performed and complied, in all material respects, with its covenants and obligations required by this Agreement or any Ancillary Agreement to have been performed or complied with before that time, and provided, further, that either such date may be extended by mutual written consent of the Parties;

(c) by either Vitol or Charlesbank if any Governmental Authority has issued a Law or Order or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated hereby or making any of the transactions contemplated hereby illegal and such Law or Order or other action has become final and nonappealable (provided, that the terminating party is not then in breach of Section 6.8); or

(d) by either Vitol or Charlesbank if the other Party is in material breach of any representation, warranty, covenant, or other obligation set forth in this Agreement or any Ancillary Agreement, and, in each case, such breach is not cured within thirty (30) calendar days of receipt of written notice from the Party identifying such breach; provided, that such Party (i) has not materially breached any of its representations and warranties set forth in this Agreement or any Ancillary Agreement, and (ii) has performed and complied, in all material respects, with its covenants and obligations required by this Agreement or any Ancillary Agreement to have been performed or complied with before that time.

8.2 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, the terminating Party will promptly give written notice thereof to the other Parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will be null and void and, except as provided in Article VIII and Section 9.1 or as otherwise expressly provided herein, no Party will have any rights or obligations under this Agreement, except that no such termination (i) will relieve any Party from liability for damages for any willful and material breach of any agreement or covenant contained herein, or (ii) will affect any transactions provided for herein that shall have been consummated prior to such termination.

ARTICLE IX

MISCELLANEOUS

9.1 Fees and Expenses. Whether or not any or all of the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. This Section 9.1 will survive any termination of this Agreement.

9.2 Entire Agreement; Third Party Beneficiaries. This Agreement and the exhibits and schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. Except for the provisions of Sections 5.1(c) and 7.2, which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement.

9.3 Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

9.4 Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of all of the other Parties; provided, however, that notwithstanding the foregoing or anything to the contrary contains in this Agreement, each Party shall have the right to assign all of its rights, interests and obligations under this Agreement to any Affiliate of such Party without the prior written approval of any other Party.

9.5 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

Notice to Vitol:

Blueknight Energy Holding, Inc.

1100 Louisiana

Suite 5500

Houston, Texas 77002

Fax: (713) 230-1111

Email: jcd@vitol.com

Attn: Mr. James C. Dyer, IV

With copies to (which shall not constitute notice):

Sutherland Asbill & Brennan LLP

1275 Pennsylvania Avenue, NW

Washington, DC 20004-2415

Fax: (202) 637-3593

Email: james.darrow@sutherland.com

Attn: James D. Darrow

Notice to Charlesbank:

CB-Blueknight, LLC

c/o Charlesbank Capital Partners

200 Clarendon Street, 54th Floor

Boston, Massachusetts 02116

Fax: (617) 619-5402

Email: jbiotti@charlesbank.com

Attn: Mr. Jon M. Biotti

With copies to (which shall not constitute notice)

Charlesbank Capital Partners

200 Clarendon Street, 54th Floor

Boston, Massachusetts 02116

Fax: (617) 619-5402

Email: tnason@charlesbank.com

Attn: Tami E. Nason

and

Gardere Wynne Sewell LLP

1601 Elm Street, Suite 3000

Dallas, Texas 75201

Fax: (214) 999-3245

E-mail: rsarfatis@gardere.com

Attn: Robert Sarfatis

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, facsimile, ordinary mail, or electronic mail). Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.6 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

9.7 Time. Time is of the essence in the performance of this Agreement.

9.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

9.9 Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

9.10 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

9.11 Governing Law. This Agreement and the performance of the transactions contemplated hereby and obligations of the Parties hereunder will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law principles. Each of the Parties agrees that this Agreement (i) involves at least $100,000.00 and (ii) has been entered into by the Parties in express reliance on 6 Del. C. § 2708. Each of the Parties hereby irrevocably and unconditionally agrees (A) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (B)(1) to the extent such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties of the name and address of such agent, and (2) that service of process may, to the fullest extent permitted by law, also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (B)(1) or (2) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such Party personally within the State of Delaware.

9.12 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof, if both the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner adverse to any Party.

9.13 Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

9.14 Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity. Nothing herein will be considered an election of remedies. The Parties acknowledge and agree that the Parties would be damaged irreparably in the event that the obligations to consummate the transactions contemplated hereby are not performed in accordance with their specific terms or this Agreement is otherwise breached, and that in addition to remedies, other than injunctive relief and specific performance, that the Parties may have under law or equity, the Parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized representatives effective as of the date first written in the preamble to this Agreement.

BLUEKNIGHT ENERGY HOLDING, INC.

By:	/s/ James C. Dyer, IV
Name: James C. Dyer, IV
Title: President and Chief Executive Officer

CB-BLUEKNIGHT, LLC

By:	/s/ Jon M. Biotti
Name: Jon M. Biotti
Title: Manager

[Signature Page to Purchase, Sale & Co-Investment Agreement]